EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2025 Financial Results

Record Quarterly Revenue and Doubling of Net Income From Prior Year

MIDLAND, VA – August 14, 2025 - Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its second quarter results for the period ended June 30, 2025.

Second Quarter 2025 Summary (compared to prior-year quarter)

•	Revenue increased 33 percent to $26.2 million
•	Gross margin increased 360 basis points to 29.7%
•	Operating income of $5.5 million compared to $2.7 million
•	Net income of $4.2 million, or $0.79 per diluted share, compared to $2.0 million and $0.37
•	Continued listing in Russel 2000 and 3000 Indexes.

“Our second quarter represents another new quarterly revenue record, thanks to a special barrier rental project and higher SlenderWall and Soundwall sales, and net income was more than double the prior-year quarter,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “We continue to benefit from the tailwinds across the industry, including greater infrastructure spending across the federal, state and local levels and the upcoming replacement cycle for barrier products to meet the MASH-TL3 standards. We also continue to see increased demand for our utility vaults and Easi-Set structures and, outside of special barrier projects, our growing barrier rental fleet. Overall, we remain optimistic on the near and long-term outlook for our business and confident in our ability to deliver long-term value to our shareholders,” concluded Smith.

Second Quarter 2025 Results

The Company reported 2025 second quarter revenues of $26.2 million compared to $19.6 million in the second quarter of 2024. Product sales for the quarter were $13.4 million, compared to $13.1 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $12.8 million, more than double the $6.5 million reported in the second quarter of 2024.

Gross profit increased to $7.8 million compared to $5.1 million in the prior year quarter due to the higher revenue base and mix. Gross margin for the quarter was 29.7%, a 360-basis point increase compared to the second quarter of 2024.

Operating income for the quarter was $5.5 million compared to $2.7 million in the prior-year quarter. The improvement was primarily due to the higher revenue base and mix. Net income for the second quarter was $4.2 million, or $0.79 per diluted share, compared to net income of $2.0 million, or $0.37 per diluted share basis in the second quarter of 2024.

Product Sales

Total product sales for the second quarter of 2025 were $13.4 million compared to $13.1 million in the prior-year quarter. Soundwall sales were $5.2 million compared to $2.2 million in the second quarter of 2024. The increase is primarily associated with increased production across all three facilities to execute and deliver on the Company’s backlog. Easi-Set and Easi-Span Building Sales increased to $2.9 million compared to $1.5 million in the prior-year quarter due to increased demand for plant and site assembled buildings and restrooms. Barrier sales were $1.2 million compared to $1.1 million. The Company reported SlenderWall sales of $1.5 million in the second quarter of 2025 after no sales in the prior-year quarter. Utility product sales were $871,000 compared to $2.1 million in the second quarter of 2024 due to a surge in sales in the prior-year quarter related to data centers. Miscellaneous wall and product sales totaled $852,000, compared to $2.2 million in the second quarter of 2024. The Company did not report any architectural panel sales in the second quarter of 2025.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $12.8 million in the second quarter of 2025 compared to $6.5 million in the prior-year quarter. Barrier rental revenue was $5.8 million compared to $1.4 million in the second quarter of 2024. The increase is attributed to an increase in our core barrier rental fleet and a special barrier project that was installed and completed during the second quarter of 2025. Shipping and installation revenue was $5.6 million compared to $4.3 million in the prior-year quarter. The increase is primarily attributed to an increase in the shipping and installation of rental barrier, Easi-Set and SlenderWall projects. Royalty income increased 53 percent year over year to $1.3 million.

Balance Sheet and Liquidity

As of June 30, 2025, Smith-Midland's cash totaled $7.1 million compared to $7.5 million at the end of fiscal 2024. Account receivables totaled $31.5 million, and debt totaled $4.8 million as of June 30, 2025. Capital spending totaled $1.9 million in the second quarter of 2025.

Macro Environment and Outlook

Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products and several SlenderWall projects are scheduled to continue production in the second half of the year. Service revenue for the first half of 2025 included two special barrier rental projects that are not anticipated to recur in the second half of the year. The Company is increasing its inventory of rental barrier in 2025 and 2026 to meet the increasing demand for rental barrier in its market.

Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $54 million recorded as of August 2025 compared to $59 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the new Administration and DOGE, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710